Shareholders Voting Results


A special meeting of shareholders was called for October 31, 1997 and adjourned until November 14, 1997 with respect to the Qualivest Tax Free Money Market Fund, at which the shareholders of the following Qualivest Funds voted on a proposal to approve an agreement and plan for reorganization. The plan provided for the acquisition of all the assets and the assumption of all liabilities of the Qualivest Fund to a corresponding FAF or FAIF fund. The results of the voting were as follows:


         			Tax Free Money	    	 International             Small Companies
                 Fund            Opportunities             Value Fund
                                  Fund

For      			    17,882,516         14,787,631                 26,419,411
Against			         313,550			          38,898                  1,507,379
Abstained		      3,744,539			          36,370                    109,405


A vote also took place to ratify and approve an interim advisory agreement between Qualivest, on behalf of the fund, and U.S. Bank National
Association, formerly First Bank National Association for the period August 1, 1997 forward. The voting results were as follows:


           			Tax Free Money		International Opportunities  	Small Companies
                 Fund                  Fund                 Value Fund

For      			    18,033,776	         14,787,696                20,443,439
Against			         264,046              38,975                 1,490,171
Abstained		      3,642,784			           36,420		                 112,970

There were no other proposals voted on at such meeting.